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                               EXHIBIT 11.0

                        CONTROL DATA SYSTEMS, INC.
              Computation of Earnings (Loss) Per Common Share
               (Dollars in thousands, except per share data)

                                                             Years Ended
                                               December 31,  December 31,   January 1,
                                                   1995          1994          1994
Net earnings (loss) applicable to
  common shares:
    Net earnings (loss)....................  $      8,868  $    (94,403)  $      9,120

Primary:
  Shares for common and common share
  equivalent earnings (loss) per share (1):
    Weighted average number of
      common shares outstanding............    12,947,890    13,739,725     13,115,319
    Dilutive effect of outstanding
      stock options and warrants...........       345,689             -        648,305

                                               13,293,579    13,739,725     13,763,624

Net earnings (loss) per common share
  and common share equivalents.............  $       0.67  $      (6.87)  $       0.66

Fully Diluted:
  Shares for common and common share
  equivalent earnings (loss) per share (2):
    Weighted average number of
      common shares outstanding............    12,947,890    13,739,725     13,115,319
    Dilutive effect of outstanding
      stock options and warrants...........     1,350,511             -        648,305

                                               14,298,401    13,739,725     13,763,624

Net earnings (loss) per common share
  and common share equivalents.............  $       0.62  $      (6.87)  $       0.66

(1)Outstanding stock options, warrants and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2)Outstanding stock options, warrants and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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